Exhibit 23.1

Child, Van Wagoner & Bradshaw, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 8-K/A, to be filed on or about February 11, 2011, of our audit and review reports dated January 18, 2011 and February 7, 2011, respectively, relating to the financial statements of The Original Soupman, Inc. and Subsidiaries and Soup Kitchen International, Inc.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
February 11, 2011

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants